Exhibit 99.1

For Immediate Release	News Announcement

COUNSEL RB CAPITAL ADDS INTERNAL AUCTION CAPABILITY WITH PURCHASE OF INDUSTRY LEADER, HERITAGE GLOBAL PARTNERS

WHITE PLAINS, NY, and TORONTO, CANADA, February 29, 2012 – Counsel RB Capital Inc. (OTCQB: CRBN) (“Counsel RB” or the “Company”), a leader in distressed and surplus capital asset transactions, today announced that it has completed the acquisition of Heritage Global Partners, Inc., (http://www.hgpauction.com/) a leading, full-service, global auction and asset advisory firm managed by Ross and Kirk Dove. The Doves bring over a half century of worldwide auction industry experience and expertise to Counsel RB, which includes managing more than 4,000 industrial auctions in 30 countries throughout their respective careers. Consideration for the transaction included a combination of cash, notes and equity in CRBN in the form of shares, plus options. Specific terms of the agreement were not disclosed.

Counsel RB Co-CEO Jonathan Reich stated, “As a fast-growing, emerging leader in the asset liquidation sector we are always looking to add value-added offerings to our suite of services. Partnering with Ross and Kirk and the talented team at Heritage Global Partners is a very important milestone and logical next step as we continue building Counsel RB into a diversified and scalable full-service organization that can successfully meet the needs of our expanding client base. We are very excited about launching this turnkey in-house auction capability and adding decades of relevant industry experience to our senior management team. Kirk and Ross also bring a wealth of key global industry relationships to Counsel RB and we welcome them and the additional key executives of Heritage’s experienced group of associates to the Counsel RB family.”

Heritage Global Partners Managing Partner Ross Dove stated, “Kirk and I have known and worked with Adam and Jonathan Reich on a number of transactions over the past decade. We have the utmost respect for their strong and consistent track record in the distressed and surplus assets space and are delighted to be a part of what they have been building in recent years at Counsel RB. With a vested interest in the Company’s future performance, we look forward to contributing to Counsel RB’s growth and success for years to come.”

“Having partnered and collaborated with Ross, Kirk and the Heritage team on several successful recent transactions, including the BP Solar and Solyndra dispositions, we agreed that acquiring their company’s assets, including two California-based offices, and bringing their auction business in-house at Counsel RB would be a win-win for both organizations,” added Counsel RB Co-CEO Adam Reich. “This important capability should enable us to grow even faster and in what we expect will be a more profitable trajectory as this additional service makes us a much more formidable competitor and a more valuable partner to our industry peers,” he concluded.

About Counsel RB Capital (www.counselrb.com)

Counsel RB Capital Inc. (OTCQB: CRBN) is a value-driven, innovative leader in distressed and surplus capital asset transactions. The Company focuses on identifying, acquiring and monetizing distressed and surplus capital assets. It specializes in acquiring turnkey manufacturing facilities, surplus industrial machinery and equipment, industrial inventories, accounts receivable portfolios and related intellectual property.

Forward-Looking Statements

The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties. All statements, other than statements of historical facts, which address the Company's expectations, should be considered as forward-looking statements. Such statements are based on knowledge of the environment in which the Company currently operates, but because of the factors listed herein, as well as other factors beyond the Company's control, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors that may cause actual results to differ from anticipated results include, but are not limited to, obtaining necessary approvals and other risks detailed from time to time in the Company's securities and other regulatory filings.

Counsel RB Capital Inc., 1 Toronto Street, Suite 700, P.O. Box 3, Toronto, Ontario M5C 2V6

Voice 416-866-3000 Fax: 416-866-3061

Contact:
Stephen A. Weintraub	Robert Rinderman or Joseph Jaffoni
Executive Vice President, Secretary & CFO	Jaffoni & Collins Inc.
sweintraub@counselrb.com or 416/866-3058	CRBN@jcir.com or 212/835-8500

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